Exhibit 99.2

Transcript for InterCept, Inc. March 3, 2003 Conference Call

Carole Collins: Good afternoon. The purpose of this call is to review InterCept’s financial and operating results for the fourth quarter and year ended December 31, 2002 and our future guidance. During the course of this call, we will attempt to update you on our expectations for 2003 and will make several forward-looking statements. Anything we say concerning our projections, expectations and beliefs for our future operations, growth, prospects, strategies, business or financial conditions is a forward-looking statement. These forward-looking statements are not guarantees of future performance. They are subject to risks and uncertainties – many of which are outside of our control – that may cause our actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can:

Continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions of assets, businesses and other operations; continue to provide enhanced and new products and services that appeal to our financial institution and merchant customers; access the debt and equity capital we need to sustain our growth; and achieve our sales objectives.

Other risks include: the possibility that credit card companies may fine us for excessive credit card charge-backs or other issues arising out of our merchant services operations; the possibility that the combination of customers or other changes in our merchant services business could adversely affect its value and result in the impairment of that asset or other intangible assets which would require us to record additional impairment charges in our statement of operations; and the stock price volatility associated with “small-cap” companies.

These and various other factors are discussed in detail in the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

I’ll now turn the call over to John Collins.

John Collins: Thank you, Carole. Thanks for joining us today with me is Lynn Boggs, our current President and COO and Scott Meyerhoff, CFO.

As I’m sure most of you know, a class action lawsuit has been filed against InterCept here in Georgia. We believe that the lawsuit is without merit and plan to vigorously defend it. Unfortunately, that lawsuit has affected our ability to communicate with you as we normally might do. On the advice of our counsel, we are going to change the format of the call today. We will give you a detailed explanation of our financial results and our operations but will not conduct a question and answer session as we usually do. I apologize for the change in the format and know that we won’t be able to answer all of your questions this way hopefully we have addressed most of the questions – we have at least attempted to do that. We made every effort to put as much detail it to this as possible and hope that you understand the situation we are in.

I’ll now going to turn the call over to Lynn Boggs who is going to give you a prepared statement and then Scott will discuss the financials.

Lynn Boggs: Thanks, John. Good afternoon. I would like to take a few minutes today to go over some of the operational highlights for Q4 of 2002, the year 2002, and a short update on where we are year to date 2003.

On February 11, 2003, we announced an amendment to the iBill purchase agreement and settlement of the remaining escrow issues. As originally structured, the purchase agreement provided for an earnout that was to be paid to the prior owners of iBill if the business, if the business met an EBITDA goal. To protect that earnout and prevent us from hindering their ability to reach the EBITDA goal, the agreement restricted InterCept’s ability to make changes to the business. However, after nine months of operating iBill, we determined that we needed to go in another direction with the business, and we negotiated this settlement to give us this ability to do that.

There was $10.5 million remaining in the purchase price escrow account. InterCept received $8 million of that money and the remainder was distributed to the prior owners. In addition, the earnout provision in the agreement was eliminated. We agreed to indemnify the prior owners for any claims resulting from processing related activities that occurred before InterCept bought the business.

What all this means is that InterCept gained complete operational control over the iBill business with the flexibility to make changes we believed necessary to run the business. With that in place, we brought in John Perry to develop a plan for all of our merchant operations. During his first 30 days, John rationalized the business plans for all of the merchant businesses, identified cost reduction opportunities and synergies among the businesses. He also continued our move to ensure that our businesses and our customers are in compliance with all card association rules. John also has begun to refocus the sales force on our philosophy of focusing on financial institutions, and he brought in several new key management people to do so. The result of all these changes is a newly restructured merchant operations which will be known as InterCept Payment Solutions. As we move forward with this business plan, our merchant operations will operate as a single business unit, with a unified management team and a focused strategic direction.

That’s how we got to where we are today. Where do we go from here?

We continue to believe that the payment processing industry is a growing market and a place we want to be in the future. It is a large market and there is a great opportunity to offer a product to smaller financial institutions and small to mid-size merchants. We also believe that opportunities exist in related markets such as processing cards or ACH for biller merchants.

Our strategy will be to position InterCept as a bank-centric provider and focus on sales, service and distribution for banks. We will look to acquiring portfolios and will seek to establish new relationships with financial institutions and retail merchants. By leveraging our existing relationships from our traditional processing business, we plan to use the bank channel to drive new revenues and grow the business.

How do our different merchant businesses fit into the picture?

EPX – which is a great technology – we will use this to focus our technology efforts on the EPX authorization network and integrate it with the iBill front end – once this is done, we believe we will have one of the strongest technology offerings in the industry.

We’ve previously discussed the customer attrition at iBill – almost all of this related to customers in the adult entertainment business who were not complying with card association rules – this attrition has slowed since January.

Moving to Item Processing: Our overall strategy in our IP operations continues to be the movement to increased use of technology - in other words, to move away from traditional, manually intensive processing to an image enabled process. At this time, every one of our item processing centers is image enabled, and approximately 70% of our customers have been converted to image.

The move to image has enabled us to consolidate several of our centers. In Dallas, Houston and Miami, we have consolidated our operations into a single center in each of those cities, which has allowed us to reduce headcount and lower expenses.

In addition, the assets we acquired from ACS in July of last year continue to have a very positive effect on our IP operations. We have spent approximately $5 million in cap ex to upgrade those centers from traditional processing to image enabled. Those upgrades allowed us to significantly reduce our overhead in Utica and Woodbury, New York. We’ve also integrated those centers with our center in Carlstadt, New Jersey, which has enabled us to move both customers and employees between the centers to improve service and efficiency. We did lose one of our largest customers recently that was being processed out of our New Jersey center. That customer decided to process their own in-house and we lost them. It was unfortunate to lose that customer, but the shifting of business from Utica and Woodbury has helped us cover some of the overhead in that facility and we will certainly look to replace that business with other banks.

Another positive from the ACS acquisition has been the addition of lockbox processing services. Prior to the acquisition, we did not provide this service. However, this has turned into a very nice new product for us and we continue to grow that portion of the business. We recently added lockbox processing for a large New York City utility and also added a large bank customer with about $100,000 a month in processing revenue. We believe that this service will continue to grow as we increase our presence in the Northeast.

In the fourth quarter, we also announced the opening of a center in Burbank/Los Angeles California. That center has performed very well for us. We continue to add customers there and in fact that center will become profitable in the first quarter of this year.

To update you on the Sovereign contract and how that’s going – that contract was approved by the boards of both InterCept and Sovereign and we executed the final agreement on January 14th. Our conversion and operations people are now moving full steam ahead to bring Sovereign’s item processing operations on board. Scott will address a lot of the financials surrounding the Sovereign deal in his financial discussion, including some detail on cap ex. From an operational standpoint, the Sovereign operations are set up into two groups – a New England operation and a mid-Atlantic operation. We will convert those regions separately – the New England conversion we plan to convert in early July and the mid-Atlantic region is scheduled for conversion in the November-December timeframe. I want to emphasize that those dates are our current expected dates of conversion and obviously any delay in those conversion dates would delay our recognition of revenues from that transaction. While still recognizing the expenses.

Finally, a word about check volumes, which we previously reported were unexpectedly lower in the fourth quarter. We continue to see sluggishness in item volumes, and believe that the economy continues to be a drag in this area. So far in 2003, our check volumes are just about flat year-over-year. We are currently not forecasting much growth in this area for the next 6 months, as we believe that the economy and potential for a military conflict will continue to hold down business – and we have factored these concerns and forecast into our guidance for 2003. In the event that things pick up any quicker than we expect, obviously that would work in our favor, but we are staying fairly conservative at this point on our forecasts.

Our core products continue to be a solid business for us. From a product development standpoint, we had no new major developments in our products in 2002, although we did release a new version of our BancPac software. This release went out in the fourth quarter of 2002 and had more enhancements than any prior release we’ve ever issued. We began the rollout of this new release in the fourth quarter and will continue the rollout during the first quarter of 2003. Initial feedback from our customers has been very positive and we believe that the enhanced functionality will help new sales in this area.

On customer service, we implemented an initiative in 2002 that we believe has greatly improved our customer service and that will enhance future sales. We added a group of representatives that we refer to as account managers who were initially responsible for relationship management for our core processing customers. These new employees gave each core customer a single point of contact for all of their customer service issues, greatly improving our customer communications. With the relationships established, these account managers will focus on driving revenue in 2003 and work on utilizing their relationships to cross-sell our other products. In addition, we have added our EFT customers to this initiative and believe this will improve that portion of our business as well.

In general, sales of core systems look to be basically flat year-over-year. One-time sales continue to be very sluggish - there’s just no pick-up yet in this area. Our sales of in-house core systems are down slightly, but total sales of core systems are relatively flat. Looking at the market, our pipeline continues to grow, but the sales cycle continues to be rather long. We don’t believe that we are losing opportunities for sales – it just takes longer to get a sale closed. The decision makers at the financial institutions continue to be very cautious and conservative when making a decision to change systems. Whether its job losses in their local area, potential loan losses or just the overall economy and war concerns, these persons are being very deliberate in the sales process. We are seeing banks utilize consultants more often in making their decisions, and more than ever, boards of directors are getting involved in the decision making process. Also, the regulators appear to have increased their scrutiny over the financial institutions, and are recommending more and more that our customers use service level agreements in their contracts with all of their vendors. None of these factors has impeded our ability to make new sales, but all have served to lengthen the sales cycle for new core systems.

Based on discussions with our sales group, we are not seeing a great deal of pricing pressure in our core or item business. However, we are seeing more competitive pricing in one-time products, including in-house check imaging systems. Obviously, we will be as competitive as we can be on pricing, but the slow sales cycle combined with lower margins in some one-time products will continue to affect this part of our business until the overall industry and the economy improves.

In our EFT business, we’ve seen the addition of several core processors entering the EFT business, which has created some pricing pressure in this area. Although we have had to reduce pricing in some cases to make new sales, the total volume of EFT transactions for 2003 appears to be approximately 20% higher than the same period last year. We are comfortable that the sluggishness we experienced in the fourth quarter was due to the slow holiday season and that the lower volumes are not recurring in nature.

We often get questions regarding our sales to de novo institutions. This continues to be a solid market for us. Our new de novo customers in the fourth quarter was slightly above our run rate for all of 2002 – and looking at first quarter, the run rate is even slightly higher than Q4. We have already closed several new de novos in January and February and several more are in the pipeline. So, despite concerns from some people that this market is shrinking, we have just not seen a slowdown in this area and believe it will continue to be a solid business for us going forward.

Speaking of new product development, there is one management change that we made recently that has not been publicly announced until now. We are happy to announce that Donny Jackson has rejoined InterCept as an employee Donny was a director of InterCept since its formation and previously served as our President and Chief Operating Officer from 1996 to 2000. He left InterCept in October 2000 to become the CEO and President of Netzee, Inc. and he remained in that role until Netzee’s acquisition by Certegy, Inc. in December. Donny is going to manage our technical services division and will focus on integrating our product development efforts across all of our product lines, with an emphasis on the further integration of our core and ancillary products. As Donny’s return to InterCept, he has resigned from our board of directors effective February 18 and we have already begun the process to find a new director to fill his position on the board. With that I would like to turn the call over to Scott Meyerhoff.

Scott Meyerhoff:

Thank you John/Lynn,

I would like to take a little bit of time and discuss the historical profit and loss for the fourth quarter and year to date 2002, discuss a little about the balance sheet on item by item basis as well as discuss some of the key factors that go into the 2003 guidance.

Results for the 4th quarter and year to date are as follows: Excluding customer reimbursements, revenues grew to $60.7 million from $38.5 million in the fourth quarter of 2001, a growth of 57.5%, although down more than $1.0 million from Q3 2002. Revenue from the financial institutions segment grew to $41.3 million from $38.0 million in the fourth quarter of 2001, a growth of nearly 9%. Revenue in the merchant processing segment grew to $19.4 million from $500,000 in the fourth quarter of 2001 although that segment was also down at the end of the Q3. This growth was largely attributable to as you know the acquisitions of IBill and EPX that closed during the second quarter for which we received full year of benefits for end year 2002.

Each year we are required additionally to review the long-lived assets carried on our balance sheet to analyze them for impairment. Based on this review, we concluded that certain of our identifiable and intangible and unidentifiable and intangible assets were impaired and as you noticed in our financials statements took a charge of approximately $20.0 million during the fourth quarter of 2002. This charge on EPX and iBill and intangible asset is recorded in our financial statements.

In our conference call on January 10, we said that we believed we would remain in compliance with the financial covenants of our senior credit facility with Wachovia. At that time, we did not know whether we would have an impairment charge, and if so, what the amount of that charge would be. We now as previously discussed expect that it would be a $20 million impairment charge, and that coupled with the losses related to the clean up of Netzee, will cause us to be in default under one of our financial covenants when we deliver our audited 2002 financial statements to Wachovia later this month. We are in discussions with Wachovia to amend our credit facility to include making monthly or quarterly principal payments and paying off the facility earlier than the June 1, 2004 date possibly as early as January 1, 2004. We do not know whether our discussions with Wachovia will result in an amendment to our credit facility or a waiver of the covenant at issue. If we agree or cannot agree with Wachovia on an amendment or waiver, we will have to refinance the facility with another lender. Although we believe we will be able to refinance the facility, we may not be able to do so before an event of default occurs under it, which would cause the debt to become a current liability. Any refinancing may be for a lower principal amount with less attractive terms.

One other additional clean up item to discuss is Netzee. As of December 31, Netzee sold its assets to Certegy. InterCept owned 28% of Netzee’s common stock and jointly with

John Harland and Company provided Netzee with a line of credit. As part of the sale, InterCept received approximately $500,000 for its common stock that was on it books at a value of zero. InterCept also received approximately $2.3 million in cash for full satisfaction of its note that was on its balance sheet at $8.3 million. The transaction resulted in a net loss of $5.5 million that was approximately $1.0 million less than previously disclosed amount in January financial statements conference call. We will no longer reflect our share of Netzee’s losses in our consolidated financial statements after the December 31 sale.

Net income available to common shareholders excluding the amounts related to (i) Netzee (ii) and the impairment charges decreased to $2.8 million, or $0.14 per share in the fourth quarter of 2002 from a total of $4.9 million, or $0.26 per share in the fourth quarter of 2001.

In regard to revenues, the increase was attributed to growth through acquisition as well as internal growth. Internal growth for the banking sector was only approximately 1.0% during the fourth quarter and this number was significantly down due to the number of factors that Lynn had discussed regarding volume and one time sales.

Internal growth for the merchant segment was south of 5.0%.

Another important measure for us is recurring revenues. During the fourth quarter, recurring revenues totaled approximately 94%. This gives us a good base to grow from but also indicates the magnitude of the non-recurring revenue shortfall that also carries high gross margins.

Leading in the gross margins totaled approximately 53.5% for the fourth quarter as compared to 60% for the fourth quarter of 2001.

The gross margins for the banking group was about 50.5% and gross margins for the processing group were approximately 59.6%.

SG&A as a percentage of sales totaled approximately 38.3% that was up nearly 400 basis points from last quarter due to the lower revenues and higher SG&A cost.

Despite the difficult performance and difficult environment in the fourth quarter, we continued to post solid EBITDA. EBITDA, excluding the impairment charges $9.2 million for the three months ended December 31, 2002 which is a real solid number for us.

To get into the balance sheet analysis:

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Just a couple of key factors as of December 31, we had approximately $44.0 million of short and long term debt under our $50.0 million debt facility. We additionally had $18.2 million outstanding on our CD secured facility that is currently secured by $19.2 million in the short-term investments caption on our balance sheet. As Lynn talked about subsequent to year end we settled the escrow arrangement with the previous owners of IBill and (ii) have continued to pay down debt with free cash flow from Operations. Counting the $8 million received and amounts we have paid down with free cash flow that brings the outstanding debt balance to approximately $32 million as of today which is significantly below the $44 million given that is nearly $18 million of availability under the facility.

•	Our Accounts receivable continues to improve due to strong collection efforts by our accounting personnel. At December 31, DSO’s or days sales outstanding were approximately 40.2 days that is nearly one day better than where we were in the Q3 and significantly better than where we ended the year 2002.

•	Advances to SLM totaled approximately $7.5 million at December 31. Subsequent to year end, we have received a payment of $500,000 on that note. The note is due in full on June 30, 2003 and is secured by shares of InterCept’s common stock. We will continue to monitor the note and will evaluate its recoverability on a quarterly basis but as of this date we still believe that the receivable is collectible.

•	Inventory, prepaid and other have increased primarily due to an income tax receivable of $2.4 million that is the receivable related to the loss we have recorded on Netzee. We have filed with the IRS for a refund and these monies have not yet been received or included in the cash or as a reduction in the $32 million of debt we have just discussed.

•	Intangible assets have decreased $22.1 million due primarily to the $20.0 million charge in our merchant group of iBill and EPX which arose out of our analysis of the intangible balances of the company

•	Other assets increased approximately $5.0 million due to additional monies being held by our processors both current and new processor on our merchant banking unit as well as additional amounts in deferred taxes.

•	On the liability side of the business, debt balances continue to decrease and have decreased another $4.0 million from free cash flow and $8 million received from the monies in the escrow.

•	Client payouts increased by $7.0 million. As you can see on the asset side of the balance sheet cash went up by 8.7 million so even withholding additional customer money additionally increased our cash and continued to pay down the debt. As of 12/31/02 we $24.3 million in our balance sheet with deducted significantly as of the Q3.

A couple of other key metrics to discuss include:

•	Cash flow from operations for the three and twelve months ended December 31, 2002 were $18 million for the Q4 and $45 million for the full year. This amount has gone up in large part due to the operation of the company but also due to some of the client payouts that we just discussed.

•	Capital expenditures for the three and twelve months ended were $3.7 million for the fourth quarter and nearly $14.6 million for the full year.

In regard to the 2003 projection as you know we announced the 2003 guidance would be between $0.80 and $0.90 per share excluding any non-recurring charges which we don’t currently anticipate. Due to the initiatives currently underway which include (i) the Sovereign contracts conversion and the expenses early in the year until the conversions are complete which we anticipate will- could be- between $2 and $4 million with offering expenses which we will run through the TN&L prior to the conversion in July and prior to the second conversion in November (ii) the updating of our EFT platforms which upon conclusion of the upgrade in September will save us nearly $100,000 per month in operating expenses (iii) the updating of the centers acquired in the ACS acquisition as Randy, as Lynn had talked about which will result in nearly a $100,000 per month savings starting in May and (iv) the combination of our merchant groups under the direction of John Curry which will bear greater progress as the year unfolds. These initiatives are part of the reason that this forecast is back end loaded and will have significantly greater earnings per share in the third quarter and fourth quarter than in the first and second. With all that being said the end of 2003 from the financial stand point a good amount of cash on our balance sheet with a good amount of challenges ahead of us, but challenges I think we can handle. With that being said I turn you over to John.

John Collins: Again let me apologize for the change in the format. And not taking your questions we hope that we adequately anticipated the questions and answered those in the presentation. In hopes that you understand the situation we are in a lawsuit. Thank you for your attention we appreciate it.